EXHIBIT 10.7

KORU Medical Systems, Inc.

Summary of Non-Employee Director Compensation

The Board of Directors of KORU Medical Systems, Inc. (the “Company”) has approved the following compensation for its non-employee directors effective with approval of the Company’s 2021 Omnibus Equity Incentive Plan by its shareholders on May 18, 2021.

In each case payable quarterly on the day following the end of each fiscal quarter beginning with the quarter ended June 30, 2021 (each, a “Payment Date”) and subject to proration for partial quarter service:

Non-employee Directors (other than Chairman): $110,000 annually, of which $50,000 is paid in cash and $60,000 is paid in shares of the Company’s Common Stock.

Chairman of the Board: $140,000 annually, of which $50,000 is paid in cash and $90,000 is paid in shares of the Company’s Common Stock.

Chairman of the Audit Committee: additional $15,000 annually paid in cash.

Chairman of the Compensation Committee: additional $11,500 annually paid in cash.

Chairman of the Nominating and Corporate Governance Committee: additional $7,500 annually paid in cash.

Compensation payable in shares of Common Stock is based on the arithmetic mean of the high and low prices of a share of Common Stock, in each case as reported on the last trading day before the Payment Date, provided that such quotations shall have been made within the ten (10) business days preceding the applicable Payment Date.